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                                                           EXHIBIT 5.1

           Troop Steuber Pasich Reddick & Tobey, LLP
                         lawyers


                    August 20, 1998



View Tech, Inc.
3760 Calle Tecate, Suite A
Camarillo, California 93012

Ladies/Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to which this letter is attached as Exhibit
5.1 filed by View Tech, Inc., a Delaware corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), 400,000 shares of Common Stock (the "Purchase Plan Shares"), of the Company issuable pursuant to the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan") and 100,000 shares of Common Stock (the "Option Plan Shares" and together with the Purchase Plan Shares, the "Shares") pursuant to the Company's 1997 Non-Employee Directors Stock Option Plan (the "Option Plan").

     We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Purchase Plan and the Option Plan, as the case may be, the Shares will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

                         Respectfully submitted,

                         /s/  TROOP STEUBER PASICH REDDICK & TOBEY, LLP

                         Troop Steuber Pasich Reddick & Tobey, LLP